Exhibit 99.1
SYSCO REPORTS FIRST QUARTER NET EARNINGS OF $303 MILLION AND
DILUTED EPS OF $0.51
HOUSTON, November 7, 2011 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended October 1, 2011.
First Quarter Fiscal 2012 Highlights
•	Sales were $10.6 billion, an increase of 8.6% from $9.8 billion in the first quarter of fiscal 2011.

•	Operating income was $509 million, an increase of 0.6%, compared to $506 million in last year’s first quarter, and Sysco’s highest first quarter on record.

•	Adjusted[1] operating income increased 6.1%, excluding gross business transformation expenses and the impact of corporate-owned life insurance (COLI).

•	Diluted earnings per share (EPS) were $0.51, which included a $0.04 negative impact from gross business transformation expenses. Last year’s first quarter EPS was also $0.51, but included a $0.02 benefit from COLI and a $0.02 negative impact from gross business transformation expenses.

•	Adjusted diluted EPS was $0.55, an increase of 7.8%, excluding gross business transformation expenses and the impact of COLI.
“I am encouraged by our underlying business performance during the quarter as softening consumer sentiment contributed to ongoing challenges for the foodservice industry,” said Bill DeLaney, Sysco’s president and chief executive officer. “Our associates remain committed to supporting our customers by meeting and exceeding their expectations each and every day.”
First Quarter Fiscal 2012 Summary
Sales for the first quarter were $10.6 billion, an increase of 8.6% compared to sales in the same period last year. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 7.3%. Inflation continued to be broad-based, but was impacted most significantly by increased prices for dairy, meat and

[1]	“Adjusted” financial results are non-GAAP financial measures. See Non-GAAP Reconciliations below for more information.

canned/dry products. This compares to inflation of 3.3% in the prior year period, and 5.9% in the fourth quarter of fiscal 2011. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.7%, and the impact of changes in foreign exchange rates for the first quarter increased sales by 0.7%. Case volume for the company’s Broadline and SYGMA operations combined grew nearly 2% during the quarter including acquisitions, and more than 1% excluding acquisitions.
Gross profit for the first quarter was $1.9 billion, an increase of 5.5%, compared to the prior year. Operating expenses in the first quarter increased $98 million, or 7.3%, compared to operating expenses in the prior year period. This was due mainly to a $40 million increase in payroll expense, a $16 million increase in gross business transformation expenses, a $14 million increase in fuel expense and a $13 million lower benefit from COLI, partially offset by a $7 million decline in expenses for the corporate-sponsored pension plan. Excluding gross business transformation expenses and the impact of COLI, adjusted operating expenses increased 5.3%. Management believes that excluding these items better represents the company’s underlying business performance.
Operating income was $509 million in the first quarter, increasing $3 million, or 0.6% compared to operating income in the prior year. Excluding gross business transformation expenses and the impact of COLI, adjusted operating income increased 6.1%.
Net earnings for the first quarter were $303 million, an increase of $4 million, or 1.2%, compared to net earnings in the prior year. Diluted EPS in the first quarter of fiscal 2012 was $0.51, which included a $0.04 negative impact from gross business transformation expenses. Last year’s first quarter EPS was also $0.51, but included a $0.02 benefit from COLI and a $0.02 negative impact from gross business transformation expenses. Excluding gross business transformation expenses and the impact of COLI, first quarter fiscal 2012 adjusted EPS was $0.55, an increase of 7.8% compared to the prior year.
Cash Flow and Capital Spending
Cash flow from operations was $255 million for the first quarter of fiscal 2012. Capital expenditures totaled $227 million for the first quarter, including $45 million related to the company’s business transformation project. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.
Conference Call & Webcast
Sysco’s first quarter fiscal 2012 earnings conference call will be held on Monday, November 7, 2011 at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco
Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 177 distribution facilities serving approximately 400,000 customers. For the fiscal year 2011 that ended July 2, 2011 the company generated record sales of more than $39 billion. For more information about Sysco visit the company’s Internet home page at www.sysco.com and for investor relations news follow us at www.twitter.com/SyscoStock.
Forward Looking Statements
General risks associated with our business include the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2012 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. In fiscal 2011, we took additional time to test the underlying ERP system and are taking additional time in fiscal 2012 to improve the underlying systems prior to larger scale development, and these actions have caused a delay in the project; until we reach the point where the underlying system functions as intended, our development timeline is uncertain. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Fuel expense may vary from projections based on fluctuations in fuel costs, which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended July 2, 2011, as filed with the Securities and Exchange Commission.

Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended
	Oct. 1, 2011	Oct. 2, 2010
Sales	$10,586,390	$9,751,274
Cost of sales	8,638,790	7,905,170

Gross profit	1,947,600	1,846,104
Operating expenses	1,438,260	1,339,864

Operating income	509,340	506,240
Interest expense	29,474	31,101
Other expense (income), net	250	(1,684)

Earnings before income taxes	479,616	476,823
Income taxes	176,963	177,754

Net earnings	$302,653	$299,069

Net earnings:
Basic earnings per share	$0.51	$0.51
Diluted earnings per share	0.51	0.51

Average shares outstanding	592,003,631	588,711,412
Diluted shares outstanding	593,449,101	591,103,346

Dividends declared per common share	$0.26	$0.25
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands, Except for Share Data)

	Oct. 1, 2011	July 2, 2011	Oct. 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$284,101	$639,765	$448,374
Accounts and notes receivable, less
allowances of $53,796, $42,436 and $49,376	3,061,145	2,898,283	2,814,958
Inventories	2,137,451	2,073,766	1,875,242
Deferred taxes	135,962	—	74,419
Prepaid expenses and other current assets	77,575	72,496	76,418
Prepaid income taxes	—	48,572	—

Total current assets	5,696,234	5,732,882	5,289,411
Plant and equipment at cost, less depreciation	3,615,361	3,512,389	3,277,583
Other assets
Goodwill	1,621,257	1,633,289	1,577,691
Intangibles, less amortization	108,610	109,938	110,974
Restricted cash	123,773	110,516	129,532
Other assets	281,628	286,541	270,219

Total other assets	2,135,268	2,140,284	2,088,416

Total assets	$11,446,863	$11,385,555	$10,655,410

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$5,350	$181,975	—
Accounts payable	2,164,695	2,183,417	$1,998,982
Accrued expenses	817,703	856,569	751,640
Accrued income taxes	384,613	—	337,001
Deferred income taxes	—	146,083	50,561
Current maturities of long-term debt	206,329	207,031	7,837

Total current liabilities	3,578,690	3,575,075	3,146,021
Other liabilities
Long-term debt	2,384,986	2,279,517	2,486,646
Deferred income taxes	212,583	204,223	282,836
Other long-term liabilities	616,349	621,498	758,912

Total other liabilities	3,213,918	3,105,238	3,528,394
Commitments and contingencies Shareholders’ equity
Preferred stock, par value $1 per share,			—
Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	891,645	887,754	825,930
Retained earnings	7,831,330	7,681,669	7,286,409
Accumulated other comprehensive loss	(352,107)	(259,958)	(415,765)
Treasury stock at cost, 177,669,492,
173,597,346 and 178,993,904 shares	(4,481,788)	(4,369,398)	(4,480,754)

Total shareholders’ equity	4,654,255	4,705,242	3,980,995

Total liabilities and shareholders’ equity	$11,446,863	$11,385,555	$10,655,410

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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	13-Week Period Ended
	Oct. 1, 2011	Oct. 2, 2010
Cash flows from operating activities:
Net earnings	$302,653	$299,069
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	9,842	10,148
Depreciation and amortization	99,641	101,714
Deferred income taxes	(290,671)	(198,900)
Provision for losses on receivables	7,075	5,670
Other non-cash items	226	1,973
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(195,451)	(178,499)
(Increase) in inventories	(82,322)	(85,649)
(Increase) in prepaid expenses and other current assets	(6,347)	(4,958)
(Decrease) increase in accounts payable	(784)	25,468
(Decrease) in accrued expenses	(40,867)	(124,601)
Increase in accrued income taxes	444,905	342,129
(Increase) in other assets	(3,448)	(13,539)
Increase in other long-term liabilities	10,895	47,034
Excess tax benefits from share-based compensation arrangements	(4)	(277)

Net cash provided by operating activities	255,343	226,782

Cash flows from investing activities:
Additions to plant and equipment	(226,547)	(142,924)
Proceeds from sales of plant and equipment	2,092	354
Acquisition of businesses, net of cash acquired	(36,118)	(23,891)
Maturities of short-term investments	—	24,075
(Increase) in restricted cash	(13,257)	(5,044)

Net cash used for investing activities	(273,830)	(147,430)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	(68,625)	—
Other debt borrowings	984	626
Other debt repayments	(2,165)	(2,273)
Common stock reissued from treasury for share-based compensation awards	31,216	40,834
Treasury stock purchases	(133,370)	(116,699)
Dividends paid	(153,790)	(146,868)
Excess tax benefits from share-based compensation arrangements	4	277

Net cash used for financing activities	(325,746)	(224,103)

Effect of exchange rates on cash	(11,431)	7,682

Net (decrease) in cash and cash equivalents	(355,664)	(137,069)
Cash and cash equivalents at beginning of period	639,765	585,443

Cash and cash equivalents at end of period	$284,101	$448,374

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$52,765	$54,302
Income taxes	21,913	35,180
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	13-Week Period Ended
	Oct. 1, 2011	Oct. 2, 2010
Sales:
Broadline	$8,658,521	$7,947,673
SYGMA	1,384,469	1,319,496
Other	588,561	525,867
Intersegment	(45,161)	(41,762)

Total	$10,586,390	$9,751,274

Beginning with the third quarter of fiscal 2011, U.S. Meat operations are included in the Broadline segment. All prior periods have been restated for comparability.
Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended
	Oct. 1, 2011	Oct. 2, 2010
Sysco Brand Sales as a % of MA-Served Sales	45.74%	45.59%
Sysco Brand Sales as a % of Broadline Sales	35.99%	36.53%
MA-Served Sales as a % of Broadline Sales	46.12%	45.92%
Data excludes U.S. Meat operations
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Non-GAAP Reconciliations
Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Impact of Business Transformation Expenses and COLI
(In thousands, except for per share data)
Sysco’s results of operations are impacted by costs from our multi-year Business Transformation Project. Additionally, near the end of fiscal 2011, we reallocated all of our investments in our COLI policies into low-risk, fixed-income securities and therefore we do not expect significant volatility in operating expenses, operating income, net earnings and diluted earnings per share in future periods related to these policies. We experienced significant gains in these policies during fiscal 2011. We do not expect a significant impact on fiscal 2012’s operating income, net earnings and diluted earnings per share in future periods from these policies. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses and COLI gains provides an important perspective of underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over year basis.
The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the 13-week periods ending October 1, 2011 and October 2, 2010. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, the results for the first quarter of fiscal 2012 and the first quarter of fiscal 2011 are adjusted to remove expenses related to the Business Transformation Project and gains recorded on the adjustments to the carrying value of COLI policies. Set forth below is a reconciliation of actual operating expenses, operating income, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented:

	13-Week Period Ended October 1, 2011
		Business
	GAAP	Transformation	COLI	Non-GAAP
Operating expenses	$1,438,260	$(37,005)	$794	$1,402,049
Operating income	509,340	37,005	(794)	545,551

Tax impact of adjustments		13,655		13,655

Net earnings	302,653	23,350	(794)	325,209
Diluted earnings per share	$0.51	$0.04	$—	$0.55

	13-Week Period Ended October 2, 2010
		Business
	GAAP	Transformation	COLI	Non-GAAP
Operating expenses	$1,339,864	$(21,476)	$13,518	$1,331,906
Operating income	506,240	21,476	(13,518)	514,198

Tax impact of adjustments		8,006		8,006

Net earnings	299,069	13,470	(13,518)	299,021
Diluted earnings per share	$0.51	$0.02	$(0.02)	$0.51

	13-Week Period Change in		13-Week Period %
	Dollars		Change
	GAAP	Non-GAAP	GAAP	Non-GAAP
Operating expenses	$98,396	$70,143	7.3%	5.3%
Operating income	3,100	31,353	0.6%	6.1%

Net earnings	3,584	26,188	1.2%	8.8%
Diluted earnings per share	$—	$0.04	0.0%	7.8%
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